Exhibit 16.1

April 29, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Alphatec Holdings, Inc.’s Form 8-K dated April 29, 2021, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

San Diego, California